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                                                                       EXHIBIT 8


                   [LETTERHEAD OF MULDOON, MURPHY & FAUCETTE]



                                 July 10, 1998



Board of Directors
Provident Bankshares Corporation
114 East Lexington Street
Baltimore, Maryland  21202

Ladies and Gentlemen:

         As special federal tax counsel to Provident Trust I (the "Issuer") and Provident Bankshares Corporation in connection with the exchange offer by the Issuer of $40,000,000 of its 8.29% Exchange Capital Securities pursuant to the prospectus (the "Prospectus") contained in the Registration Statement for the Exchange Offer, and assuming the operative documents described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus, subject to the limitations set forth therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                         Very truly yours,

                                         MULDOON, MURPHY & FAUCETTE



                                         By: /s/ MULDOON, MURPHY & FAUCETTE
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